Exhibit 10.1

CONTRIBUTION AND TRANSFER AGREEMENT

dated as of October 22, 2014

by and among

ENLINK MIDSTREAM INC.

and

ENLINK MIDSTREAM PARTNERS, LP

i

Table of Contents
(Continued)

ii

DISCLOSURE SCHEDULES

Disclosure Schedule 3.3	-	Consents
Disclosure Schedule 3.5(b)	-	Liabilities
Disclosure Schedule 3.7	-	Litigation
Disclosure Schedule 3.8	-	Adverse Changes
Disclosure Schedule 3.10	-	Environmental Matters
Disclosure Schedule 3.12(b)	-	Contracts
Disclosure Schedule 3.13	-	Employee Matters
Disclosure Schedule 3.14	-	Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of E2 Appalachian Assignment Agreement
Exhibit B	-	Form of Energy Services Assignment Agreement
Exhibit C	-	Wire Transfer Instructions

APPENDICES

Appendix A	-	The Partnership and EMI Designated Personnel

i

CONTRIBUTION AND TRANSFER AGREEMENT

This Contribution and Transfer Agreement (this “Agreement”) is made and effective as of October 22, 2014, by and among EnLink Midstream Inc., a Delaware corporation (“EMI”), and EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”).  Capitalized terms used herein without definition have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, EMI owns (i) 100,000,000 Class A Units (as defined in the E2 Appalachian LLC Agreement) and 5,350,000 Class B Units (as defined in the E2 Appalachian LLC Agreement) (together, the “E2 Appalachian Units”), which represent 100% of the issued and outstanding Class A Units and 50% of the issued and outstanding Class B Units, respectively, in E2 Appalachian Compression, LLC, a Delaware limited liability company (“E2 Appalachian”), and (ii) 9,370,000 Class A Units (as defined in the Energy Services LLC Agreement) (the “Energy Services Units” and, together with the E2 Appalachian Units, the “Transferred Units”), which represent 93.7% of the issued and outstanding Class A Units in E2 Energy Services, LLC, a Delaware limited liability company (“Energy Services” and, together with E2 Appalachian, the “Companies”);

WHEREAS, EMI desires to contribute the E2 Appalachian Units to the Partnership (which may, in turn, contribute such units to its designee, in which case the Partnership may direct that the assignment be made directly to such designee) and to sell the Energy Services Units to the Partnership (or its designee), in each case, pursuant to the terms of this Agreement and the E2 Appalachian Assignment Agreement or the Energy Services Assignment Agreement, as applicable;

WHEREAS, the Partnership (or its designee) desires to accept and acquire the Transferred Units in accordance with the terms of this Agreement and the E2 Appalachian Assignment Agreement or the Energy Services Assignment Agreement, as applicable; and

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Simmons & Company International, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the amount to be paid by the Partnership pursuant to the Transactions is fair, from a financial point of view, to the Partnership and to the holders of Common Units of the Partnership (other than EMI and its Affiliates) and (ii) found the Transactions to be fair and reasonable to the Partnership and holders of its Common Units (other than EMI and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of EnLink Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transactions and, subsequently, the Board of Directors has approved the Transactions.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                   Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to EMI, the term “Affiliate” shall exclude the Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Partnership, the term “Affiliate” shall exclude EMI and EMI’s Controlling Affiliates (other than the Partnership and its subsidiaries), and (iii) the Companies shall be deemed to be “Affiliates” (x) prior to the Closing, of EMI and (y) on and after the Closing, of the Partnership.  No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” means any applicable law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree of any Governmental Authority having valid jurisdiction.

“Assignment Agreements” means the E2 Appalachian Assignment Agreement and the Energy Services Assignment Agreement.

“Balance Sheet” has the meaning ascribed to such term in Section 3.5(a).

“Basis Amount” has the meaning ascribed to such term in Section 2.2(a).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Ceiling Amount” has the meaning ascribed to such term in Section 6.11(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Companies” has the meaning ascribed to such term in the recitals.

“Company Assets” means all of the assets owned on the Closing Date by the Companies.

“Company Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Companies, taken as a whole, other than any effect or change (a) that impacts the oil and gas midstream industry generally (including any change in the prices of crude oil, condensate, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Assignment Agreements and the taking of any actions contemplated by this Agreement or the Assignment Agreements, provided, that in the case of clauses (a) and (b), the impact on the Companies or either of them is not materially disproportionate to the impact on similarly situated parties in the oil and gas midstream industry, or (ii) the ability of EMI to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Compression and Stabilization Equipment” means the compression and stabilization equipment located at each of the Companies’ stations, as of the Closing Date, used to provide compression and stabilization services under certain third party agreements.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” has the meaning ascribed to such term in Section 6.11(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Direct Claim” has the meaning ascribed to such term in Section 6.10.

“Disclosure Schedules” has the meaning ascribed to such term in Article III.

“DRULPA” means the Delaware Revised Uniform Partnership Act.

“E2 Appalachian” has the meaning ascribed to such term in the recitals.

“E2 Appalachian Assignment Agreement” means that Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, to be executed by EMI, the

Partnership and a designee of the Partnership, pursuant to which the Partnership will direct that EMI assign the E2 Appalachian Units to such designee.

“E2 Appalachian LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of E2 Appalachian, dated as of October 10, 2014.

“E2 Appalachian Units” has the meaning ascribed to such term in the recitals.

“EMI” has the meaning ascribed to such term in the preamble.

“EMI Fundamental Representations” has the meaning ascribed to such term in Section 6.4.

“EMI Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Energy Services” has the meaning ascribed to such term in the recitals.

“Energy Services Assignment Agreement” means that Assignment and Assumption Agreement substantially in the form of Exhibit B attached hereto, to be executed by EMI, the Partnership and, if applicable, a designee of the Partnership, pursuant to which EMI will assign the Energy Services Units to the Partnership or such designee.

“Energy Services LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Energy Services, dated as of March 5, 2013.

“Energy Services Units” has the meaning ascribed to such term in the recitals.

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2(b).

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as such law may be amended after the Closing Date: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Federal Insecticide, Fungicide and Rodenticide Act; (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises, and (xiv) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Approval” means any consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights

(including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel, after reasonable inquiry.  The designated personnel for EMI and the Partnership are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.12(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.11(a).

“Notice” has the meaning ascribed to such term in Section 7.4.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means that certain Seventh Amended and Restated Limited Partnership Agreement of the Partnership, dated as of July 7, 2014.

“Partnership Financial Statements” has the meaning ascribed to such term in Section 4.5.

“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 6.1.

“Permits” has the meaning ascribed to such term in Section 3.11(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Company Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Company Assets to which they pertain or EMI’s ability to perform its obligations hereunder; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Companies’ business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“SEC Documents” has the meaning ascribed to such term in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 6.5(a).

“Transactions” means (1) the contribution and transfer of the E2 Appalachian Units and the Common Units and the cash reimbursement payment described in Sections 2.1(a) and 2.2(a) below and (2) the sale and transfer of the Energy Services Units and the delivery of the cash sales proceeds described in Sections 2.1(b) and 2.2(b) below.

“Transfer Taxes” has the meaning ascribed to such term in Section 5.3.

“Transferred Units” has the meaning ascribed to such term in the recitals.

Section 1.2                                   Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II
CONVEYANCE AND CLOSING

Section 2.1                                   Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreements, on the Closing Date, EMI shall (a) contribute, transfer, assign and convey the E2 Appalachian Units to the Partnership (which may, in turn, contribute such units to its designee, in which case the Partnership may direct that the assignment be made directly to such designee) and (b) sell, transfer and assign the Energy Services Units to the Partnership (or its designee).  Such contribution and/or sale of Transferred Units shall be effected free and clear of all Liens (other than restrictions under applicable federal and state securities laws).

Section 2.2                                   Transactions Proceeds.

(a)                                 As consideration for the contribution of the E2 Appalachian Units, the Partnership shall issue its Common Units to EMI and make a cash distribution to EMI in partial reimbursement of amounts paid and contributed by EMI for the E2 Appalachian Units.  The reimbursement amount shall be equal to $150,000,000 (the “Basis Amount”).  The number of Common Units that are issued to EMI shall equal 1,016,322.

(b)                                 As consideration for the sale of the Energy Services Units, the Partnership shall make a cash payment of sales proceeds to EMI in the amount of $13,000,000.

(c)                                  The cash reimbursement amount specified in subsection (a) and the cash payment of sales proceeds specified in subsection (b) shall be made by wire transfer of immediately available funds to the account designated on Exhibit C hereto.

Section 2.3                                   Closing.

The closing (the “Closing”) of the Transactions will be held on the date hereof (the “Closing Date”) at the offices of the Partnership at 2501 Cedar Springs Rd., Dallas, Texas 75201. At the Closing, (i) EMI shall deliver to the Partnership, or cause to be delivered to the Partnership, the Assignment Agreements duly executed by EMI and (ii) the Partnership shall deliver to EMI, or cause to be delivered to EMI, such Common Units and cash amounts specified in Section 2.2 and the Assignment Agreements (as applicable) duly executed by the Partnership.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMI

EMI hereby represents and warrants to the Partnership that, except as disclosed on the disclosure schedules delivered to the Partnership on the date of this Agreement (the “Disclosure Schedules”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify all other representations or warranties made by EMI, whether or not such disclosure specifically identifies or purports to respond to one or more of such other representations and warranties, if it is reasonably apparent that such disclosure pertains to the subject matter of such other representations and warranties), as of the date hereof:

Section 3.1                                   Organization.

(a)                                 EMI is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)                                 Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as currently conducted.  Each Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  EMI has made available to the Partnership true and complete copies of the organizational documents of each Company in effect as of the date of this Agreement.

Section 3.2                                   Authority and Approval.

(a)                                 EMI has full corporate power and authority to execute and deliver this Agreement and the Assignment Agreements, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it.  The execution and delivery by EMI of this Agreement and the Assignment Agreements, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by EMI have been duly authorized and approved by all requisite corporate action on the part of EMI.

(b)                                 This Agreement has been duly executed and delivered by EMI and constitutes the valid and legally binding obligation of EMI, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).  When executed and delivered by each of the parties thereto, the Assignment Agreements will constitute valid and legally binding obligations of EMI, enforceable against EMI in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 3.3                                   No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)                                 the execution, delivery and performance of this Agreement and the Assignment Agreements by EMI do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of EMI; (ii) conflict with or violate any provision of any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any material indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which EMI or either Company is a party or by which any of them or any of the Company Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Company Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and

(b)                                 no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by EMI or either Company with respect to the Transferred Units in connection with the execution, delivery and performance of this Agreement and the Assignment Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing or (iii) those which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4                                   Capitalization; Title to Transferred Units.

(a)                                 EMI owns, beneficially and of record, the Transferred Units and will convey good title, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), to the Transferred Units to the Partnership.  Except as set forth in the E2 Appalachian LLC Agreement and the Energy Services LLC Agreement, the Transferred Units are not subject to any agreements or understandings with respect to the voting or transfer of any of the Transferred Units (except the contribution of the Transferred Units contemplated by this Agreement and restrictions under applicable federal and state securities laws).  The Transferred Units have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).  There are 100,000,000 Class A Units and 10,700,000 Class B Units of E2 Appalachian issued and outstanding.  There are 10,000,000 Class A Units and 10,000,000 Class B Units of E2 Energy Services issued and outstanding.

(b)                                 Except as set forth in the E2 Appalachian LLC Agreement and the Energy Services LLC Agreement, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from either Company any equity interests of or in such Company, (ii) no commitments on the part of either Company to issue Units (as separately defined in the E2 Appalachian LLC Agreement and the Energy Services LLC Agreement), subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of either Company reserved for issuance by such Company for any such purpose.  Except as set forth in the E2 Appalachian LLC Agreement and the Energy Services LLC Agreement, neither Company has the obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities.  Except for this Agreement, the E2 Appalachian LLC Agreement and the Energy Services LLC Agreement, neither Company nor EMI is a party to any voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of either Company.

Section 3.5                                   Financial Information; Undisclosed Liabilities.

(a)                                 EMI has provided to the Partnership a true and complete copy of the unaudited balance sheet as of June 30, 2014 for each Company (the “Balance Sheets”).  The Balance Sheets present fairly in all material respects the financial position of each Company as of the date thereof.  There are no off-balance sheet arrangements that have or are reasonably likely to have a Company Material Adverse Effect.  The Balance Sheets have been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Balance Sheets do not include any notes.  Except as required by GAAP, there were no changes in the method of application of the Companies’ accounting policies or changes in the method of applying the Companies’ use of estimates in the preparation of the Balance Sheets as compared with past practice.

(b)                                 Except as disclosed on Disclosure Schedule 3.5(b), there are no liabilities or obligations of either Company of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Balance Sheets, (ii) current liabilities incurred in the ordinary course of business since June 30, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6                                   Compression and Stabilization Equipment.

(a)                                 Each Company has good and valid title to the Compression and Stabilization Equipment owned by it, free and clear of all Liens except Permitted Liens, as well as free and clear of all preferential purchase rights, options or other rights to purchase.

(b)                                 The Compression and Stabilization Equipment is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is adequate for the purposes for which it is currently being used or held for use.

(c)                                  Neither of the Companies own or otherwise hold any interest in real property other than rights granted to the Companies in customer contracts for activities related to the installation, operation and maintenance of the Compression and Stabilization Equipment and the office lease related to the Dallas headquarters of each Company.

Section 3.7                                   Litigation; Laws and Regulations.

(a)                                 Except as set forth in Disclosure Schedule 3.7, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to EMI’s Knowledge, threatened against either Company, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against either Company or (iii) pending or, to EMI’s Knowledge, threatened investigations by any Governmental Authority against either Company.

(b)                                 There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to EMI’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of EMI’s obligations under this Agreement or the Assignment Agreements or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by EMI of the transactions contemplated by this Agreement or the Assignment Agreements or (B) damages in connection with any such consummation.

(c)                                  Neither EMI nor either Company is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8                                   No Adverse Changes.

Except as set forth on Disclosure Schedule 3.8, since June 30, 2014:

(a)                                 there has not been a Company Material Adverse Effect;

(b)                                 there has not been any damage, destruction or loss to any material portion of the Company Assets, whether or not covered by insurance, in excess of $100,000;

(c)                                  there has been no delay in, or postponement of, the payment of any liabilities related to either Company, the Company Assets or the Companies’ business, individually or in the aggregate, in excess of $100,000; and

(d)                                 there is no contract, commitment or agreement to do any of the foregoing.

Section 3.9                                   Taxes.

(a)                                 To the Knowledge of EMI, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to either Company, the Company Assets or the operations of either Company have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by either Company, the Company Assets or the operations of such Company which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax on either Company or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to either Company, the Company Assets or the operations of either Company.

(b)                                 Each Company has, since its formation, been treated either as a partnership or disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c).

(c)                                  During the twelve (12) month period ended December 31, 2013 and throughout the period in 2014 ending on the Closing Date, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the assets owned directly by each Company was qualifying income, within the meaning of Section 7704(d) of the Code.

Section 3.10                            Environmental Matters.

Except as identified on Disclosure Schedule 3.10:

(a)                                 and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company, the Company Assets, and operations and business of each Company have at all times been and currently are in compliance with applicable Environmental Laws;

(b)                                 and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, no circumstances exist with respect to either Company or its assets, operations and business that give rise to an obligation by such Company to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)                                  neither Company has received any written communication from a Governmental Authority alleging that such Company may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)                                 neither Company, nor the Company Assets, nor the operations and business of either Company are subject to any pending or, to the Knowledge of EMI, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)                                  and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by either Company under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and each Company and the Company Assets are in compliance with such authorizations; and

(f)                                   and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there has been no release of any Hazardous Material into the environment by either Company, the Company Assets, or the operations and business of either Company, or to the Knowledge of EMI, by a third party in connection with the business or operations of either Company except in compliance with applicable Environmental Law.

Section 3.11                            Licenses; Permits.

(a)                                 As of the date of this Agreement, each Company validly holds all material licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Permits”).

(b)                                 All Permits are in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Each Company has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 There is no outstanding written notice, nor to EMI’s Knowledge, any other notice of revocation, cancellation or termination of any material Permit.

(e)                                  No proceeding is pending or, to EMI’s Knowledge, threatened with respect to any alleged failure by either Company to have any material Permit necessary for the operation of any of the Company Assets or the conduct of such Company’s business or to be in compliance therewith.

Section 3.12                            Contracts.

(a)                                 EMI has made available to the Partnership a correct and complete copy of the following contracts and other agreements to which either Company is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)                                     contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)                                  contracts containing covenants limiting the freedom of either Company to engage in any line of business or compete with any Person or operate at any location;

(iii)                               price swaps, hedges, futures or similar instruments;

(iv)                              contracts to which either Company, on the one hand, and an Affiliate of EMI, on the other hand, is a party or is otherwise bound;

(v)                                 contracts containing any preferential rights to purchase or similar rights relating to any Company Assets;

(vi)                              joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)                           contracts relating to the acquisition or disposition by either Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which such Company has or will have any remaining material obligation or liability or benefit;

(viii)                        contracts or agreements which, individually, require or entitle either Company to make or receive payments of at least $250,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which such Company may exercise a renewal or extension option in its sole discretion; and

(ix)                              licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by either Company under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)                                 Except as would not reasonably be expected to result in a Company Material Adverse Effect or as disclosed in Disclosure Schedule 3.12(b), with respect to each Company: (i) each Material Contract is legal, valid and binding on and enforceable against such Company and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against such Company, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement; (iii) such Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such Company, or permit termination, modification or acceleration, under any Material Contract; and (iv) to EMI’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.13                            Employee Matters.

Energy Services is the only Company that has employees.  Neither of the Companies nor EMI is a party to or is bound by any collective bargaining agreement with respect to any employees who perform services in connection with the business and operations of either Company.  Except for the employee benefit and/or welfare plans listed on Disclosure Schedule 3.13, neither Company maintains or contributes to or is subject to any employee benefit or welfare plan of any nature, including but not limited to, plans subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 3.14                            Transactions with Affiliates.

Except as otherwise contemplated in this Agreement or as disclosed on Disclosure Schedule 3.14, neither Company is, nor will it be immediately after Closing, a party to any agreement, contract or arrangement with any of its Affiliates prior to the Closing.

Section 3.15                            Insurance.

EMI has made available to the Partnership a correct and complete copy of all material insurance policies that either Company holds or of which either Company is the beneficiary.  Such policies are in full force and effect, and neither Company has received written notice of any pending or threatened termination of such policies.

Section 3.16                            Intellectual Property Rights.

Each Company owns or has the right to use all Intellectual Property necessary for or used in the conduct of such Company’s business as currently conducted by it, and, to EMI’s Knowledge, neither Company’s products and services infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  All Intellectual Property owned by either Company, if any, is free and clear of any Liens (other than Permitted Liens).  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of either Company under any contract providing for the license of any Intellectual Property to such Company, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Company Material Adverse Effect.  There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to EMI’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to either Company or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by either Company.  Except as would not result in a Company Material Adverse Effect, each Company has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.17                            Brokerage Arrangements.

EMI has not entered (directly or indirectly) into any agreement with any Person that would obligate EMI, the Partnership or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreements or the transactions contemplated hereby or thereby.

Section 3.18                            Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of the Company have been made available for inspection to the Partnership.

Section 3.19                            Sufficiency of Assets.

The Company Assets constitute all of the assts necessary to conduct the business and operations of the Companies in the materially the same manner as currently conducted.

Section 3.20                            Investment Intent.

EMI is accepting the Common Units for its own account with the present intention of holding the Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  EMI does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to such Common Units.  EMI has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in such Common Units.  EMI acknowledges that such Common Units are not currently registered under the Securities Act or any applicable state securities law and may not be registered in the future, and that such Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

Section 3.21                            No Other Representations or Warranties; Disclosure Schedules.

Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules hereto), neither EMI nor any other Person makes any other express or implied representation or warranty with respect to EMI, the Companies or the Transactions, and EMI disclaims any other representations or warranties, whether made by EMI, the Companies or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article III hereof (as modified by the Disclosure Schedules hereto), EMI hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Partnership or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Partnership by any director, officer, employee, agent, consultant, or representative of EMI or either Company or any of their respective Affiliates).  The disclosure of any matter or item in any Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to EMI as follows:

Section 4.1                                   Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2                                   Authority and Approval.

(a)                                 The Partnership has full limited partnership power and authority to execute and deliver this Agreement and the Assignment Agreements, as applicable, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it.  The execution and delivery of this Agreement and the Assignment Agreements, as applicable, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Partnership have been duly authorized and approved by all requisite limited partnership action of the Partnership.

(b)                                 This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.  When executed and delivered by each of the parties thereto, the Assignment Agreements, as applicable will constitute valid and legally binding obligations of the Partnership (or its designee), enforceable against the Partnership (or its designee) in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.3                                   No Conflict; Consents.

(a)                                 The execution, delivery and performance of this Agreement and the Assignment Agreements, as applicable, by the Partnership do not and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of the Partnership; (ii) conflict with or violate any provision of any Applicable Law; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership is a party or by which it is bound or to which any of its property is subject; and

(b)                                 No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership in connection with the execution, delivery, and performance of this Agreement or the Assignment Agreements, as applicable, or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.4                                   Delivery of Opinion.

The Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership as consideration for the Transferred Units pursuant to this Agreement is fair to the common unitholders of the Partnership (other than EMI and its Affiliates) from a financial point of view.

Section 4.5                                   Periodic Reports.

The Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “SEC Documents”) have been filed with the Commission on a timely basis.  The SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Partnership Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Partnership Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  KPMG LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.6                                   No Material Adverse Change.

Except as set forth in or contemplated by the SEC Documents and as contemplated by this Agreement, since June 30, 2014, and except for matters relating to the Transactions, the business of the Partnership and its subsidiaries, as applicable, has been conducted only in the ordinary course of business and there has not been any (a) material adverse effect on the Partnership, (b) acquisition or disposition of any material asset by the Partnership or any of its subsidiaries or any contract or arrangement therefore, other than in the ordinary course of business, (c) material change in any of the Partnership’s accounting principles, practices or methods except to the extent required in accordance with GAAP, (d) incurrence of material indebtedness other than in the ordinary course of business, (e) amendment, or approval of any amendment, to the charter documents of the Partnership, (f) material legal, regulatory or other similar proceedings for which the Partnership has been served or (g) material disputes, claims, audits or investigations, whether administrative, judicial or otherwise, instituted or, to the Partnership’s Knowledge, threatened by or against or affecting the Partnership.

Section 4.7                                   Common Units.

(a)                                 The Partnership has taken all limited partnership action necessary to authorize the issuance and delivery to EMI of the Common Units as contemplated by this Agreement.

(b)                                 When issued in accordance with the provisions of this Agreement, the Common Units will be validly issued in accordance with the Partnership Agreement and the DRULPA, fully paid (to the extent required by the Partnership Agreement), nonassessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free and clear of all Liens (except for restrictions on transfer imposed under the Partnership Agreement or this Agreement or by applicable federal or state securities laws).

Section 4.8                                   Brokerage Arrangements.

The Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate EMI, the Partnership or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreements or the transactions contemplated hereby or thereby.

Section 4.9                                   Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Partnership’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership’s obligations under this Agreement or the Assignment Agreements, as applicable, or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership of the transactions contemplated by this Agreement or the Assignment Agreements, as applicable, or (ii) damages in connection with any such consummation.

Section 4.10                            Investment Intent.

The Partnership is accepting the Transferred Units for its own account with the present intention of holding the Transferred Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  The Partnership acknowledges that the Transferred Units will not be registered under the Securities Act or any applicable state securities law, and that such Transferred Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

Section 4.11                            No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV, neither the Partnership nor any other Person makes any other express or implied representation or warranty with respect to the Partnership or the Transactions, and the Partnership disclaims any other representations or warranties, whether made by the Partnership or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article IV, the Partnership hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to EMI or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to EMI by any director, officer, employee, agent, consultant, or representative of the Partnership or any of its Affiliates).

ARTICLE V
TAX MATTERS

Section 5.1                                   Liability for Taxes.

(a)                                 EMI shall be liable for, and shall indemnify, defend and hold harmless the Partnership from any unpaid Taxes imposed on or incurred by or with respect to the Companies or either of them or the Company Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date to the extent such unpaid Taxes exceed any reserves therefor.

(b)                                 The Partnership shall be liable for any Taxes imposed on or incurred by or with respect to the Companies or either of them or the Company Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

(c)                                  Whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to the Companies or either of them or the Company Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by pro rating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such taxable period ending on or prior to the Closing Date constitutes a separate taxable period applicable to the Companies and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).  Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Companies or either of them or the Company Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)                                 If either Company or the Partnership receives a refund of any Taxes that EMI is responsible for hereunder, or if EMI or its Affiliates receive a refund of any Taxes that the Partnership is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder.  The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

Section 5.2                                   Tax Returns.

(a)                                 With respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to the Companies or either of them or the Company Assets, EMI shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(b)                                 With respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Companies or either of them or the Company Assets, the Partnership and the Companies shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to EMI, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from

EMI the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.1(a)).

(c)                                  With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Companies or either of them or the Company Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 5.3                                   Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne equally by the Companies.  Each Company shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.  If required by Applicable Law, EMI and the Partnership shall, and shall cause their Affiliates, as applicable, to join in the execution of any such Tax Returns and other documentation.

Section 5.4                                   Allocation of Consideration.

The parties will use commercially reasonable efforts to agree upon (i) an allocation of the consideration paid for Energy Services (as determined for U.S. federal income tax purposes) among the assets of Energy Services that are treated as sold for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder and (ii) if applicable, an allocation of the consideration paid for E2 Appalachian (as determined for U.S. federal income tax purposes) among the assets of E2 Appalachian for purposes of determining the allocation (if any) under Section 755 of the Code of any tax basis adjustments under Section 743 of the Code.  If and to the extent the parties agree to any such allocation, such parties agree (a) that such agreed allocation shall be used by such parties as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (b) that neither such parties nor any of their respective Affiliates will take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any Tax Proceeding that is in any manner inconsistent with such agreed allocation, except as required by Applicable Law or with the written consent of the other party.

Section 5.5                                   Tax Treatment.

(a)                                 Except as otherwise provided in this Section 5.5, the parties acknowledge that the contribution of the E2 Appalachian Units for Common Units and the cash reimbursement amount described in this Agreement is properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment.  The parties further acknowledge and agree that the sale of the Energy Services Units described in this Agreement is properly treated as a sale of the assets of Energy Services for U.S. federal income tax purposes.

(b)                                 The cash reimbursement amount specified in Section 2.2(a) shall be treated (i) as a distribution in reimbursement of EMI’s capital expenditures with respect to the E2 Appalachian Units within the meaning of (and to the maximum extent permissible under) Treasury Regulation Section 1.707-4(d) and (ii) as the proceeds of a sale by EMI of E2 Appalachian Units to the Partnership to the extent clause (i) or any other exception to the “disguised sale” rules under Section 707 of the Code and the Treasury Regulations thereunder, are inapplicable.  Except with the prior written consent of EMI, the Partnership agrees to act at all times in a manner consistent with this intended treatment of the cash reimbursement amount, including, if required, disclosing the distribution of the cash reimbursement amount in accordance with the requirements of Treasury Regulation Section 1.707-3(c)(2).

Section 5.6                                   Conflict.

In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                   Indemnification of the Partnership.

Subject to the limitations set forth in this Agreement, EMI, from and after the Closing Date, shall indemnify, defend and hold the Partnership and its Affiliates (other than any of the EMI Indemnified Parties) and their respective securityholders, directors, officers, and employees, but otherwise excluding the Companies (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of EMI in this Agreement or the Assignment Agreements or (ii) any breach of any agreement or covenant on the part of EMI made under this Agreement or the Assignment Agreements or in connection with the transactions contemplated hereby or thereby, including the tax indemnification obligations set forth in Section 5.1(a).

Section 6.2                                   Indemnification of EMI.

Subject to the limitations set forth in this Agreement, the Partnership, from and after the Closing Date, shall indemnify, defend and hold EMI, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “EMI Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the EMI Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement or the Assignment Agreements, as applicable, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or the Assignment Agreements, as applicable, or in connection with the transactions contemplated hereby or thereby, including the tax indemnification obligations set forth in Section 5.1(b).

Section 6.3                                   Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of EMI contained in Section 3.9, nothing in this Article VI (including, but not limited to, the Minimum Claim Amount, the Deductible Amount and the Ceiling Amount), other than Sections 6.6 through 6.8, shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article V.

Section 6.4                                   Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is 12 months following the Closing Date, except (a) the representations and warranties of EMI set forth in Section 3.9 (Taxes) shall survive until the date that is thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of EMI set forth in Section 3.1 (Organization),  Section 3.2 (Authority and Approval), Section 3.4(a) (Ownership) and Section 3.17 (Brokerage Arrangements) (the “EMI Fundamental Representations”) shall survive indefinitely and (c) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.8 (Brokerage Arrangements) shall survive indefinitely.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.4, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.  The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 6.5                                   Demands.

(a)                                 Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claims”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this

Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.

(b)                                 Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 6.6                                   Right to Contest and Defend.

(a)                                 The indemnifying party shall be entitled, at its sole cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim.  Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate.  Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)                                 The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief.  If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party.  If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)                                  Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.7                                   Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating.  At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.

Section 6.8                                   Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

Section 6.9                                   Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount of Damages in connection therewith within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party.  In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

Section 6.10                            Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable.  The indemnifying party will have a period of forty-five (45) days from receipt of such Direct Claim within which to respond to such

Direct Claim.  If the indemnifying party does not respond within such forty-five (45) day period, the indemnifying party will be deemed to have accepted such Direct Claim.  If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 6.11                            Limitations on Indemnification.

(a)                                 To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1(i), EMI shall be liable only if (i) the Damages with respect to any individual claim exceed $50,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $1,800,000 (the “Deductible Amount”), and then EMI shall be liable only for Damages to the extent of any excess over the Deductible Amount.  In no event shall EMI’s aggregate liability to the Partnership Indemnified Parties under Section 6.1(i) exceed $36,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in the EMI Fundamental Representations.

(b)                                 To the extent that the EMI Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.2(i), the Partnership shall be liable only if (i) the Damages with respect to any individual claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Partnership shall be liable only for Damages to the extent of any excess over the Deductible Amount.  In no event shall the Partnership’s aggregate liability to the EMI Indemnified Parties under Section 6.2 exceed the Ceiling Amount.

(c)                                  Additionally, neither the Partnership, on the one hand, nor EMI, on the other hand, will be liable as an indemnitor, and each of EMI and the Partnership hereby waives claims against the other party, under this Agreement for any consequential, incidental, special, indirect, exemplary or punitive damages based on any theory of liability (including lost profits)  suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 6.12                            Sole Remedy.

No party shall have liability under this Agreement, the Assignment Agreements or the transactions contemplated hereby or thereby except as is provided in Article V or this Article VI (other than claims or causes of action arising from fraud).

ARTICLE VII
MISCELLANEOUS

Section 7.1                                   Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the Partnership, the Schedules attached hereto.  Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 7.2                                   Cooperation; Further Assurances.

EMI, each Company and the Partnership shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Assignment Agreements.  Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Assignment Agreements such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Assignment Agreements; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the Assignment Agreements.

Section 7.3                                   Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 7.4                                   Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to EMI, addressed to:

EnLink Midstream, Inc.

2501 Cedar Springs Rd.

Dallas, TX  75201

Attention: General Counsel

Tel: (214) 953-9500

Fax: (214) 953-9501

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, TX  75201

Attention: Douglass M. Rayburn

Tel: (214) 953-6634

Fax: (214) 661-4634

If to the Partnership or either Company, addressed to:

EnLink Midstream Partners, LP

2501 Cedar Springs Rd.

Dallas, TX  75201

Attention: General Counsel

Tel: (214) 953-9500

Fax: (214) 953-9501

with copies (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Attention: Louis G. Hering

                                                Frederick H. Alexander

Tel: (302) 658-9200

Fax: (302) 658-3989

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 7.5                                   Governing Law.

(a)                                 This Agreement shall be subject to and governed by the laws of the State of Delaware.  Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Dallas County, Texas and the Federal District Court for the Northern

District of Texas located in Dallas County, Texas, without regard to its principles of conflicts of law.

(b)                                 Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

Section 7.6                                   Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 7.7                                   Entire Agreement; Amendments and Waivers.

(a)                                 This Agreement and the Assignment Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreements, as applicable.

(b)                                 No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8                                   Action by the Partnership.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

Section 7.9                                   Conflicting Provisions.

This Agreement and the Assignment Agreements, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In this Agreement and the Assignment Agreements, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and either Assignment Agreement, this Agreement shall control.

Section 7.10                            Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided, however, that the Partnership may assign any of its rights, interests, obligations or benefits under this Agreement (including its right to acquire some or all of the Transferred Units at the Closing) to any direct or indirect subsidiary or other Affiliate of the Partnership.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the EMI Indemnified Parties contained in the indemnification provisions of Article VI.

Section 7.11                            Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership and EMI shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 7.12                            Interpretation.

It is expressly agreed by the parties that neither this Agreement nor either Assignment Agreement shall be construed against any party hereto or thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the applicable Assignment Agreement or any provision hereof or thereof or who supplied the form of this Agreement or such Assignment Agreement.  Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.13                            Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

Section 7.14                            Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*    *    *    *     *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMI:

ENLINK MIDSTREAM, INC.

By:	/s/ Michael J. Garberding
	Name:	Michael J. Garberding
	Title:	Executive Vice President and
Chief Financial Officer

THE PARTNERSHIP:

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its general partner

By:	/s/ Michael J. Garberding
	Name:	Michael J. Garberding
	Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Contribution and Transfer Agreement